FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of December 14, 2021, by and between Manager Directed Portfolios (“Client”) and Quasar Distributors, LLC (“Foreside”) is entered into as of May 17, 2022 (the “Effective Date”).

WHEREAS, Client and Foreside (“Parties”) desire to amend Exhibit A of the Agreement to reflect the addition of one Fund; and

WHEREAS, Section 18 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows: Mar Vista Strategic Growth Fund

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto which reflects the addition of: Mar Vista Strategic Growth Fund.

3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

MANAGER DIRECTED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC

By: /s/ Alyssa Bernard	By: /s/ Mark Fairbanks
Alyssa Bernard, Vice President/ Secretary	Mark Fairbanks, Vice President

EXHIBIT A

Fund Names

Greenspring Income Opportunities Fund
Mar Vista Strategic Growth Fund
2